Exhibit 10.26

[Isola Group Ltd Letterhead]

We are delighted to offer you a position on the Board of Directors of Isola Group Ltd, a Cayman company in formation (“Isola”).  As you know, Isola is in the process of filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 in connection with its initial public offering of ordinary shares.  By signing below, you confirm the following:

1.               You accept nomination to the Board of Directors of Isola, and will begin service immediately.

2.               You hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a director of Isola in the Registration Statement, and any amendments thereto.  You also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

3.               As an independent director, you will be entitled to compensation (annualized) of $75,000 in cash, and $25,000 in restricted stock, and if you serve as chair of the audit or compensation committee, $15,000, and if you serve as chair of any other Board committee, an additional $5,000.  The first stock grant will become effective at the close of the market on the day that our IPO closes.  Each grant will vest ratably over three years on each anniversary of the date of grant, provided you remain on the Board during such time.  The other terms of the grant will be governed by an equity plan and related grant documents under development.

Please signify your acceptance by signing below.

Very truly yours,

Raymond P. Sharpe
CEO of Isola Group Ltd, a Cayman company in formation

Accepted and Consented to this day of 2011.

[Print Name]